Exhibit 99.1

Black Diamond Holdings Corporation

December 31, 2005 and 2004
(Expressed in Canadian Dollars)

Consolidated Financial Statements

Page

Management’s Responsibility for Financial Reporting	2
Auditors’ Report	3
Comments by Auditors for U.S. Readers on Canada-
U.S. Reporting Difference	4
Consolidated Balance Sheets	5
Consolidated Statements of Operations and Deficit	6
Consolidated Statements of Cash Flows	7
Notes to the Consolidated Financial Statements	8-18

Management’s Responsibility for Financial
Reporting

The consolidated financial statements have been prepared by and are the responsibility of the management of the Company. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, using management’s best estimates and judgments based on currently available information. When alternative accounting methods exist, management has chosen those it considers most appropriate in the circumstances.

The Company maintains an appropriate system of internal controls to provide reasonable assurance that financial information is accurate and reliable and that the Company’s assets are appropriately accounted for and adequately safeguarded.

The Company’s independent auditors, Watson Dauphinee & Masuch, Chartered Accountants, were appointed by the shareholders to conduct an audit in accordance with generally accepted auditing standards in Canada and the Public Company Accounting Oversight Board (United States), and their report follows.

“Bradley Moynes”

Bradley J. Moynes
President and Chief Executive Officer

“Brian Cameron”

Brian Cameron
Chief Financial Officer

Auditors’ Report

To the Shareholders of:

Black Diamond Holdings Corporation

We have audited the Consolidated Balance Sheets of Black Diamond Holdings Corporation as at December 31, 2005 and 2004 and the Consolidated Statements of Operations and Deficit and Cash Flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and the changes in its cash flows for each of the years in the three-year period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.

“Watson Dauphinee & Masuch”
Chartered Accountants

Vancouver, B.C.
September 20, 2006

Comments by Auditors for U.S. Readers on
Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our report to the shareholders dated September 20, 2006 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when they are adequately disclosed in the consolidated financial statements.

“Watson Dauphinee & Masuch”
Chartered Accountants

Vancouver, B.C.
September 20, 2006

BLACK DIAMOND HOLDINGS CORPORATION

Consolidated Balance Sheets
As at December 31, 2005 and 2004
(Expressed in Canadian Dollars)

	2005	2004
	$	$
ASSETS

CURRENT
Cash	20,347	22,182
Accounts Receivable
(Allowance for Doubtful Accounts: 2005 and 2004 – Nil)	10,418	3,553
Inventory	15,115	144,680
Due from Related Party - Black Diamond Trading Ltd. (Note 3)	6,883	6,883
Due from Shareholders (Note 4)	-	11,270
Prepaid Expenses	270	-

	53,033	188,568

Property and Equipment (Note 5)	2,484	1,897

	55,517	190,465

LIABILITIES

CURRENT
Accounts Payable and Accrued Liabilities	147,752	212,894
Current Portion of Promissory Notes Payable (Note 6)	29,075	-
Due to Shareholders (Note 4)	17,548	-

	194,375	212,894

Promissory Notes Payable (Note 6)	149,914	222,804
Due to Related Party - Paseo Investments Ltd. (Note 7)	62,342	62,342

	406,631	498,040

Commitment (Note 11)

SHAREHOLDERS’ DEFICIENCY

Share Capital (Note 8)	599,198	369,170
Deficit	(950,312)	(676,745)

	(351,114)	(307,575)

	55,517	190,465

Nature and Continuance of Operations (Note 1)
Subsequent Events (Note 14)

Approved on Behalf of the Board:

“Bradley Moynes”	“Brian Cameron”
Bradley J. Moynes, Director	Brian Cameron, Director

BLACK DIAMOND HOLDINGS CORPORATION

Consolidated Statements of Operations and Deficit
For the Years Ended December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

	2005	2004	2003
	$	$	$

SALES	124,847	291,091	204,661
COST OF SALES	88,671	167,575	154,309

GROSS PROFIT	36,176	123,516	50,352

EXPENSES
Accounting and Legal	18,923	30,100	36,564
Advertising and Promotion	44,236	12,934	16,606
Amortization	692	677	933
Automobile	3,991	3,121	2,403
Consulting Fees (Note 10(b))	41,086	61,197	25,782
Distributor Fees	22,368	38,330	30,968
Financing Fees	-	-	9,914
Interest and Bank Charges (Note 10(c))	21,808	18,228	8,210
Inventory Write-Down	31,800	-	-
Management Fees (Note 10(a))	69,360	40,000	-
Office	19,125	29,964	5,037
Office Rent	8,378	12,846	15,290
Telephone	8,281	5,377	3,737
Travel	11,977	5,482	3,555
Warehouse Rent	14,535	11,623	25,581

	316,560	269,879	184,580

LOSS BEFORE OTHER ITEM	(280,384)	(146,363)	(134,228)
Foreign Exchange Gain (Loss)	6,817	27,931	(14,163)

NET LOSS FOR THE YEAR	(273,567)	(118,432)	(148,391)

Deficit, Beginning of the Year	(676,745)	(558,313)	(409,922)

DEFICIT, END OF THE YEAR	(950,312)	(676,745)	(558,313)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING	9,629,693	9,168,780	9,160,247

BASIC AND DILUTED LOSS PER SHARE	(0.03)	(0.01)	(0.02)

BLACK DIAMOND HOLDINGS CORPORATION

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

	2005	2004	2003
	$	$	$
CASH PROVIDED FROM (UTILIZED FOR):

OPERATING ACTIVITIES

Net Loss for the Year	(273,567)	(118,432)	(148,391)

Non-Cash Items:
Amortization	692	677	933
Management Fees	69,360	40,000	-
Office	-	-	(5,000)
Unrealized Foreign Exchange Gain	(2,370)	-	-
Inventory Write-Down	31,800	-	-
Changes in Non-Cash Working Capital Accounts
(Note 13(a))	34,312	18,219	(2,218)

	(139,773)	(59,536)	(154,676)

FINANCING ACTIVITIES

Shares Issued for Cash, Net of Issuance Costs	189,759	-	29,368
(Repayments to) Advances from Black Diamond
Trading Ltd.	-	(983)	20,000
Advances from Paseo Investments Ltd.	-	-	30,142
Repayments to Shareholders	(40,542)	(13,288)	(52,319)
(Repayments of) Proceeds from Promissory Notes	(10,000)	71,890	150,914

	139,217	57,619	178,105

INVESTING ACTIVITY

Acquisition of Property and Equipment	(1,279)	-	-

(DECREASE) INCREASE IN CASH	(1,835)	(1,917)	23,429

Cash, Beginning of the Year	22,182	24,099	670

CASH, END OF THE YEAR	20,347	22,182	24,099

Supplemental Cash Flow Information (Note 13)

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003 (Expressed in Canadian Dollars)

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

Black Diamond Holdings Corporation (“the Company”) was incorporated on December 28, 2000 under the Company Act of the Province of British Columbia. The Company is a distributor of liquor and wine products in the Province of British Columbia, Canada, and in the State of New York, United States.

These accompanying financial statements have been prepared using Canadian generally accepted accounting principles applicable to a going concern.

While these accompanying financial statements have been prepared on the assumption that the Company is a going concern and will be able to realize its assets and discharge its liabilities in the normal course of business, certain events and conditions cast substantial doubt on this assumption. The Company had a loss of $273,567 for the year ended December 31, 2005, and a working capital deficit of $141,342, an accumulated deficit of $950,312 and a shareholders’ deficiency of $351,114 at December 31, 2005. Operations for the year ended December 31, 2005 have been funded primarily from the issuance of share capital, the continued support of creditors and net changes in working capital balances.

The Company’s ability to continue operations is uncertain and is dependent upon its ability to achieve profitability and obtain new sources of financing. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not reflect any adjustments to the amounts and classifications of assets and liabilities, which would be necessary should the Company be unable to continue operations.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements are prepared using Canadian Generally Accepted Accounting Principles (“Cdn GAAP”). The significant accounting policies followed by the Company and its subsidiaries are summarized below:

a)	Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Black Diamond Importers Inc. and Liberty Valley Wines, LLC. All inter-company transactions and balances have been eliminated.

b)	Accounts Receivable

The Company records an allowance for doubtful accounts to reflect management’s best estimate of losses that may occur on sales during the year. The allowance is recorded through a charge to earnings and takes into consideration the financial condition and recent payment patterns of customers.

c)	Inventory

Inventory consists of liquor products and is valued at the lower of cost and net realizable value. Cost of sales is determined on a weighted average cost basis. Warehousing, shipping and related costs are excluded from cost of sales, and are expensed as incurred.

d)	Revenue Recognition

Revenue is recognized upon shipment of products to the purchaser and when reasonable assurance exists regarding the collectibility of the consideration that will be derived from the sale of the products.

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

e)	Property and Equipment

Property and equipment are recorded at cost. Amortization is calculated using the following methods and annual rates, except in the year of acquisition when one-half the rate is used:

Computer Equipment	30% Per Annum, Declining Balance Basis
Furniture and Equipment	20% Per Annum, Declining Balance Basis

Improvements, repairs and maintenance costs are expensed as incurred.

f)	Share Capital and Stock-Based Compensation

The Company records proceeds from share issuances net of commissions and issuance costs.

Employee stock options and other types of stock-based compensation are accounted for using the fair value based method. Under the fair value based method, compensation cost is measured using the Black-Scholes option pricing model at the date of grant of the option and is expensed over the vesting period. The Company has not awarded any stock options for each of the years in the three-year period ended December 31, 2005.

g)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. Changes to these balances are recognized in income in the period in which they occur. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

h)	Loss Per Share

Loss per share is calculated using the weighted average number of common shares outstanding during the year. Diluted loss per share is the same as basic loss per share as the issuance of shares on the exercise of share purchase warrants would be anti-dilutive.

i)	Advertising Costs

The Company expenses the cost of advertising in the period in which the advertising space or airtime is used.

j)	Impairment of Long-Lived Assets

Long-lived assets are assessed for impairment when events and circumstances warrant. The carrying value of a long-lived asset is impaired when the carrying amount exceeds the estimated undiscounted net cash flow from use and fair value. In that event, the amount by which the carrying value of an impaired long-lived asset exceeds its fair value is charged to earnings.

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

k)	Foreign Currency Translation

The functional currency of the Company is the Canadian dollar. Transactions in foreign currencies are translated to Canadian dollars at the rates in effect on the transaction date. Exchange gains or losses arising on translation or settlement of foreign currency denominated monetary items are charged to earnings in the period they arise.

The accounts of integrated foreign operations, which are recorded in United States dollars, have been translated into Canadian dollars as follows:

Monetary Items	At the exchange rate prevailing at the balance sheet date
Non-Monetary Items	At historical exchange rates
Revenue and Expense Items	At the average exchange rate for the year

l)	Financial Instruments

Financial instruments include cash, accounts receivable, amounts due from Black Diamond Trading Inc., accounts payable and accrued liabilities, promissory notes payable and amounts due to Paseo Investments Ltd. and shareholders. The Company is not exposed to significant interest, credit or exchange risk arising from these financial statements. The estimated fair value of these financial instruments approximates their carrying values because of the short term to maturity of these instruments.

The carrying value of the promissory notes payable approximates their fair values due to the interest rate implicit in these instruments.

m)	Use of Estimates

The preparation of financial statements in conformity with Cdn GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of net recoverable amount of assets, the determination of the amortization period of property and equipment, the realization of future tax assets and the estimated amount of accrued liabilities. Actual results could differ from those estimates.

n)	Comparative Figures

Certain items in the prior years’ financial statements have been reclassified to conform with current year’s financial statements presentation.

NOTE 3 – DUE FROM RELATED PARTY - BLACK DIAMOND TRADING LTD.

Amounts due from Black Diamond Trading Ltd., a company controlled by the controlling shareholders of the Company, are unsecured, non-interest bearing and have no specific terms of repayment.

NOTE 4 – DUE TO/FROM SHAREHOLDERS

Amounts due to/from shareholders are unsecured, non-interest bearing and have no specific terms of repayment.

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 5 – PROPERTY AND EQUIPMENT

		Accumulated	Net Book
	Cost	Amortization	Value
	$	$	$
2005
Computer Equipment	3,889	3,096	793
Furniture and Equipment	2,935	1,244	1,691

	6,824	4,340	2,484

2004
Computer Equipment	3,889	2,756	1,133
Furniture and Equipment	1,656	892	764

	5,545	3,648	1,897

NOTE 6 – PROMISSORY NOTES PAYABLE

		$	$
a)	On August 22, 2003, the Company issued a promissory note
	payable to a relative of the controlling shareholders of the
	Company for cash advanced to the Company in the amount of
	$159,914. The note is unsecured, bears interest at 12% per annum,
	payable monthly, and is due on January 31, 2007.	149,914	159,914

b)	On October 14, 2004, the Company issued a promissory note
	payable to an arm’s length party for cash advanced to the
	Company in the amount of $62,890 (US$50,000). The note is
	secured by inventory and personal guarantees of the controlling
	shareholders of the Company and is due on January 14, 2006. The
	Company is required to pay interest to the lender in the amount of
	the greater of US$4.50 per case of La Joya wine sold or US$6,750.

	During the year ended December 31, 2005, the Company issued
	250,000 common shares in settlement of $31,445 (US$25,000) of
	the outstanding amount and paid $4,281 in interest to the lender.

	As at the auditors’ report date, the remaining balance of the debt
	has not been repaid.	29,075	62,890

		178,989	222,804
	Less: Current Portion	(29,075)	-

		149,914	222,804

BLACK DIAMOND HOLDINGS CORPORATION

Notes to the Consolidated Financial Statements

December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 7 – DUE TO RELATED PARTY - PASEO INVESTMENTS LTD.

Amounts due to Paseo Investments Ltd., a company controlled by relatives of the controlling shareholders of the Company, are unsecured, non-interest bearing and are due on December 31, 2007.

NOTE 8 – SHARE CAPITAL

100,000,000 common shares without par value

b)	Issued and Outstanding

	Number of	Amount
	Common Shares	$
Balance, December 31, 2003	9,168,780	369,170
No Change in the Year	-	-

Balance, December 31, 2004	9,168,780	369,170
Issued During the Year
For Cash – Private Placement, Net of Issuance Costs (i)	1,266,667	189,759
For Accounts Payable (ii)	50,000	8,824
For Promissory Note (iii)	250,000	31,445

Balance, December 31, 2005	10,735,447	599,198

(i)	The Company issued 1,266,667 units at US$0.15 per unit for total gross proceeds of $230,962 (US$190,000). Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share of the Company exercisable at a price of US$0.30 per share until July 31, 2007. Share issuance costs totalling $41,203 have been charged against share capital.

(ii)	The Company issued 50,000 common shares at $0.176 per share for settlement of accounts payable in the amount of $8,824.

(iii)	The Company issued 250,000 common shares at US$0.10 per share for partial settlement of a promissory note in the amount of $31,455 (US$25,000) (Note 6(b)).

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 8 – SHARE CAPITAL (Continued)

c)	Share Purchase Warrants
	The Company has the following warrants outstanding:	Number of	Exercise Price
		Warrants	Per Share
US$
	Balance, December 31, 2003	-	-
	No Change in the Year	-	-

	Balance, December 31, 2004	-	-
	Issued During the Year (Note 8(b)(i))	1,266,667	0.30

	Balance, December 31, 2005	1,266,667	0.30

Each warrant entitles the holder to purchase one additional common share of the Company at a price of US$0.30 per share until July 31, 2007.

NOTE 9 – ACQUISITION

On May 23, 2005, the Company acquired all of the issued and outstanding shares of Liberty Valley Wines, LLC (“Liberty Valley”) from an officer (also a shareholder) of the Company for cash consideration of $1.00. Liberty Valley is a corporation incorporated in the State of Delaware, United States.

Liberty Valley is an inactive corporation with no assets, liabilities, income or expenses. The acquisition has been accounted for by the purchase method and the operating results are included in the consolidated financial statements commencing from the date of the acquisition.

NOTE 10 – RELATED PARTY TRANSACTIONS

In addition to those transactions disclosed elsewhere in these financial statements (Notes 6(a) and 9), the Company had the following transactions with related parties:

		2005	2004	2003
		$	$	$
a)	Management fees charged by the President and
	the Vice-President, both major shareholders of
	the Company, for management, administration,
	supervision and company development
	services.	69,360	40,000	-

b)	Consulting fees charged by a company
	controlled by a Director of the Company for
	management and administration services.	30,526	-	-
c)	Interest paid to a relative of the controlling
	shareholders of the Company for cash advanced
	to the Company (Note 6(a))	17,911	18,000	6,000

All related party transactions were in the normal course of operations and were measured at their fair value.

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 11 - COMMITMENT

On January 01, 2003, the Company entered into management agreements with the President and the Vice-President of the Company for general management and operational services. Under the terms of the agreements, which are for terms of ten years, the Company is required to pay combined management fees of US$72,000 per annum. Actual management fees accrued to the Officers totalled $69,360 in 2005 (2004 - $40,000). The Company has not accrued the balance of the management fees as the Officers have waived receipt of the non-accrued portion of the management fees.

On January 01, 2006, the Company revised the January 01, 2003 management agreements and entered into one-year management agreements with the President and the Vice-President of the Company for general management and operational services. Under the terms of the new agreements, the Company is required to pay combined management fees of US$120,000 per annum. The Company and the Officers may terminate the agreements on one-year written notices.

NOTE 12 – INCOME TAXES

a)	Provision for Income Taxes

A reconciliation of the statutory tax rates with the Company’s income tax expense is as follows:

	2005	2004	2003
Combined Canadian federal and provincial
income tax rates	17.6%	17.6%	17.6%

	$	$	$
Loss before income taxes	(273,567)	(118,432)	(148,391)

Expected income tax recovery	(48,203)	(20,868)	(26,146)
Item not deductible for tax purposes	451	396	64
Unrecognized tax benefits	47,752	20,472	26,082

Total income tax expense (recovery)	-	-	-

b)	Future Income Taxes

The tax effects of significant temporary differences that give rise to future income tax assets are:

	2005	2004
Combined Canadian federal and provincial income tax rates	17.6%	17.6%

Future income tax assets resulting from:	$	$
Non-capital losses carry-forward	167,635	118,853
Share issuance costs	5,808	-
Tax value of assets in excess of net book values	122	-
Valuation allowance	(173,565)	(118,853)

Net future income tax assets	-	-

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 12 – INCOME TAXES (Continued)

b)	Future Income Taxes (Continued)

As at December 31, 2005, the Company and its subsidiaries have non-capital losses of approximately $951,390 which may be applied to reduce taxable income of future years. The non-capital losses expire as follows:

Year	$

2006	1,186
2007	15,622
2008	205,445
2009	186,429
2010	148,025
2014	116,183
2015	278,500

951,390

            Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements.

NOTE 13 – SUPPLEMENTAL CASH FLOW INFORMATION

a)	Change in Non-Cash Working Capital Accounts:
		2005	2004	2003
		$	$	$
	Accounts Receivable	(6,865)	1,773	(5,327)
	Inventory	97,765	(13,376)	(104,626)
	Prepaid Expenses	(270)	-	-
	Accounts Payable and Accrued Liabilities	(56,318)	29,822	107,735

		34,312	18,219	(2,218)

b)	Significant Non-Cash Financing Activities:
	Issuance of Shares for Settlement of Accounts
	Payable	8,824	-	-
	Issuance of Shares for Settlement of Promissory
	Notes Payable	31,445	-	-

		40,269	-	-

c)	Other Information:
	Interest Paid	21,008	16,819	5,213

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 14 – SUBSEQUENT EVENTS

a)	On April 28, 2006, the Company completed a brokered private placement of 1,591,776 units at a price of US$0.15 per unit, raising gross proceeds of US$238,766. Each unit consists of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one additional common share of the Company exercisable at a price of US$0.30 per share until December 31, 2007. The Company paid finders’ fees in the amount of US$15,000. The Company also issued 100,000 share purchase warrants exercisable at a price of US$0.30 per share until December 31, 2007 to the agent.

b)	On April 20, 2006, the Company issued 50,000 common shares at US$0.15 per share for settlement of accounts payable to an officer of the Company in the amount of US$7,500.

NOTE 15 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”)

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada which would not differ in all material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States and from practices prescribed by the Securities and Exchange Commission. Accordingly, there were no reported differences for the Company for each of the years in the three-year period ended December 31, 2005 which would require reconciliation from Cdn GAAP to US GAAP.

a)	Income Taxes

The Company uses the asset and liability method to account for income taxes pursuant to Section 3465 of the Canadian CICA Handbook which is substantially consistent with Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes”.

As described in note 12, the Company has future income tax assets related to its Canadian operations calculated at the substantively enacted rates in Canada at December 31, 2005 and 2004 of 17.6%. For US GAAP purposes, SFAS No. 109 requires deferred tax assets to be measured at only enacted tax rates. These assets would have been reduced to $nil by a valuation allowance, which is consistent with the accounting treatment under Cdn GAAP. Accordingly, there is no difference in the consolidated financial position or results of operations reported under Cdn GAAP and US GAAP for the years ended December 31, 2005 and 2004.

b)	Comprehensive Income

SFAS No. 130 “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income and loss and its components in the financial statements. As at December 31, 2005, the Company has no items that represent comprehensive income or loss in the financial statements.

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 15 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

c)	Recent United States Accounting Pronouncements

	(i)	Stock-Based Compensation

In 2004, the US Financial Accounting Standards Board (“FASB”) issued revised SFAS No. 123R “Accounting for Stock-Based Compensation”. This statement supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. This revised pronouncement requires that all stock options and warrants be accounted for using the fair value method, effective for fiscal period beginning after June 15, 2005. As disclosed in note 2(f), the Company’s accounting for its stock-based compensation is already in substantial compliance with the provision of this pronouncement; accordingly, the adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

	(ii)	Exchanges of Non-Monetary Assets

In 2004, the FASB issued SFAS No. 153 “Exchanges of Non-Monetary Assets – an Amendment of APB Opinion No. 29, Accounting for Non-Monetary Transactions” to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges on non-monetary assets that do not have commercial substance. SFAS 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this statement to have a material impact on the Company’s consolidated financial statements.

	(iii)	Variable Interest Entities

In 2005, the FASB issued Interpretation No. 46R “Consolidation of Variable Interest Entities” to provide guidance on the consolidation of variable interest entities (“VIE”) where the Company is the entity’s Primary Beneficiary. A VIE is an entity in which equity investors do not have the characteristics of a controlling financial interest nor have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Primary Beneficiary is the party that has exposure to a majority of the expected losses and/or expected residual returns of the VIE. The Company does not expect the adoption of this standard to have a material effect on the Company’s consolidated financial statements, as it does not have any VIE’s which will require consolidation.

	(iv)	Asset Retirement Obligation

In 2005, the FASB issued Interpretation No. 47 “Accounting for Conditional Retirement Obligation” to clarify the intended meanings of the term “Asset Retirement Obligation” in SFAS No. 143 “Accounting for Asset Retirement Obligations”. The interpretation clarifies that the entities are expected to record asset retirement obligations even though uncertainty may exist regarding the timing or method of settlement so long as the obligation is reasonably estimable. The Company has determined that the application of this standard will not have a material effect on its consolidated financial statements.

BLACK DIAMOND HOLDINGS CORPORATION
Notes to the Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(Expressed in Canadian Dollars)

NOTE 15 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

(c)	Recent United States Accounting Pronouncements (Continued)

	(v)	Accounting Changes and Error Corrections

On June 1, 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 “Accounting Changes” and SFAS No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 requires retrospective application to prior periods’ financial statements of a change in accounting principle unless it is impracticable to do so. This is a change from the existing practice that requires most accounting changes to be accounted for by including in net income in the period of the change the cumulative effect of changing to the new accounting principle. The standard will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of SFAS 154 cannot be determined until such time as the Company makes a change in accounting policy.